As filed with the Securities and Exchange Commission on July 23, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-134432
Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-126651
Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-72916
Post-Effective Amendment No. 2 to
FORM S-8 REGISTRATION STATEMENT NO. 333-72918
Post-Effective Amendment No. 2 to
FORM S-8 REGISTRATION STATEMENT NO. 333-113388
Post-Effective Amendment No. 2 to
FORM S-8 REGISTRATION STATEMENT NO. 333-72920
Post-Effective Amendment No. 2 to
FORM S-8 REGISTRATION STATEMENT NO. 333-113387
UNDER
THE SECURITIES ACT OF 1933

BENTLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-1513162
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Bentley Park, 2 Holland Way, Exeter, New Hampshire	03833
(Address of Principal Executive Offices)	(Zip Code)

BENTLEY AMENDED AND RESTATED 2005 EQUITY AND INCENTIVE PLAN
BENTLEY 2005 EQUITY AND INCENTIVE PLAN
BENTLEY AMENDED AND RESTATED 1991 STOCK OPTION PLAN
BENTLEY 2001 DIRECTORS' STOCK OPTION PLAN
BENTLEY 2001 EMPLOYEE STOCK OPTION PLAN
(Full Title of the Plan)

Richard Egosi
c/o Teva Pharmaceuticals USA, Inc.
425 Privet Road
Horsham, Pennsylvania 19044
(Name and address of agent for service)

(215) 293-6400
(Telephone number, including area code, of agent for service)

with copies to:

Jeffrey S. Hochman, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Bentley Pharmaceuticals, Inc. (the “Company”) (collectively, the “Registration Statements”):

File No. 333-134432, pertaining to the registration of 750,000 shares of the Company’s common stock, par value $.02 per share (the “Common Stock”), issuable under the Company’s 2005 Amended and Restated Equity and Incentive Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2006.

File No. 333-126651, pertaining to the registration of 4,690,828 shares of Common Stock issuable under the Company’s 2005 Equity and Incentive Plan, which was filed with the Commission on July 15, 2005.

File No. 333-72916, pertaining to the registration of 815,756 shares of Common Stock issuable under the Company’s 2001 Directors’ Stock Option Plan, which was filed with the Commission on November 7, 2001.

File No. 333-72918, pertaining to the registration of 500,000 shares of Common Stock issuable under the Company’s 2001 Directors’ Stock Option Plan, which was filed with the Commission on November 7, 2001.

File No. 333-113388, pertaining to the registration of 500,000 shares of Common Stock issuable under the Company’s 2001 Directors’ Stock Option Plan, which was filed with the Commission on March 8, 2004.

File No. 333-72920, pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Company’s 2001 Employee Stock Option Plan, which was filed with the Commission on November 7, 2001.

File No. 333-113387, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Company’s 2001 Employee Stock Option Plan, which was filed with the Commission on March 8, 2004.

On July 22, 2008, Beryllium Merger Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Teva Pharmaceutical Industries Limited (“Teva”), an Israeli corporation, merged with and into the Company (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of March 31, 2008, by and among Teva, Merger Sub and the Company (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, each share of Common Stock outstanding at the effective time of the Merger (the “Effective Time”), except for shares owned by Teva or Merger Sub, was converted into the right to receive approximately $14.8165 in cash.  As a result of the Merger, the Company became a wholly owned subsidiary of Teva, and the Company will be renamed Teva Spanish Holdco, Inc.

The Company hereby de-registers any and all shares of Common Stock originally reserved for issuance under the Company’s 2005 Amended and Restated Equity and Incentive Plan, the 2005 Equity and Incentive Plan, the 2001 Directors’ Stock Option Plan and the 2001 Employee Stock Option Plan (collectively, the “Plans”) and registered under the Registration Statements on Forms S-8 listed above, filed with the Commission on the dates listed above, which have not been issued. The Plans, pursuant to which shares would have been issued, have been terminated and no additional shares of Common Stock may be issued or sold under such plans. There are no outstanding stock options as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentley Park, State of New Hampshire, on July 23, 2008.

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ William Marth
Name:	William Marth
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Marth	President, Chief Executive Officer and	July 23, 2008
William Marth	Director

/s/ Deborah Griffin	Vice President, Chief Executive Officer and	July 23, 2008
Deborah Griffin	Director

/s/ Richard Egosi	Senior Vice President, Secretary and	July 23, 2008
Richard Egosi	Director